June 12, 1996


Castelle
3255-3 Scott Boulevard
Santa Clara, California 95054


Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Castelle (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to six hundred two thousand two hundred seventynine (602,279) shares of the Company's Common Stock, no par value, (the "1988 Shares") pursuant to its 1988 Equity Incentive Plan, as amended (the "1988 Plan") and the offering of up to one hundred twenty thousand (120,000) shares of the Company's Common Stock, no par value (the "1995 Shares") pursuant to its 1995 Non-Employee Directors' Stock Option Plan (the "1995 Plan").

In connection with this opinion, we have examined the Registration Statement and related Prospectus, your Certificate of Incorporation and By-laws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the 1988 Shares and the 1995 Shares, when sold and issued in accordance with the 1988 Plan or the 1995 Plan, respectively, the Registration Statement and related Prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD CASTRO
HUDDLESON & TATUM



By: /s/ Kenneth L. Guernsey
    Kenneth L. Guernsey

KLG:wp





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